Chemin des Aulx, 12

1228 Plan-les-Ouates

Geneva, Switzerland

August 13, 2019

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Attention: Donald E. Field

Re:	ObsEva SA

Registration Statement on Form F-3

Filed August 7, 2019

File No. 333-233069

Acceleration Request

Requested Date:          August 14, 2019

Requested Time:         4:00 p.m. Eastern Time

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form F-3 (File No. 333-233069) (the “Registration Statement”) to become effective at 4:00 p.m. Eastern Time on August 14, 2019, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Esther Cho of Cooley LLP, counsel to the Registrant, at (617) 937-2354.

[Signature page follows]

Very truly yours,

OBSEVA SA

By:	/s/ Timothy Adams
Timothy Adams
Chief Financial Officer

cc:	Ernest Loumaye, ObsEva SA

Divakar Gupta, Cooley LLP

Ryan Sansom, Cooley LLP

Esther Cho, Cooley LLP